AMENDMENT NO 1

TO THE

L-3 COMMUNICATIONS CORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, L-3 Communications Corporation (“L-3”) maintains the L-3 Communications Corporation Deferred Compensation Plan (the “Plan”); and

WHEREAS, L-3 desires to amend the Plan to change the timing of deferral elections;

NOW THEREFORE, effective September 1, 2004, the Plan is amended as follows:

1.	Article I, Section 1(a) is amended to add the following to the end thereof:

Notwithstanding the following, an Eligible Employee’s election to defer his or her Incentive Bonus for the 2004 calendar year and his or her Base Salary and/or Incentive Bonus for the 2005 calendar year shall be made no later than September 30, 2004.

2.	Article I, Section 3 is deleted and replaced with the following:

Time when Deferral Agreement Takes Effect. An Eligible Employee’s Deferral Agreement with respect to the deferral of Base Compensation shall take effect beginning with the first payroll period of the calendar year following the year in which the Deferral Agreement is made; provided, that, a Deferral Agreement that is made within 30 days after the individual first becomes an Eligible Employee shall take effect beginning with the first payroll period following receipt of the Deferral Agreement by the Administrator. An Eligible Employee’s Deferral Agreement with respect to the deferral of Incentive Bonus shall take effect only if the Eligible Employee is awarded at least $10,000 of Incentive Bonus for the calendar year for which the Deferral Agreement applies.

9/28/04	/s/ Kenneth W. Manne
Date	Kenneth W. Manne Vice President-Human Resources